Exhibit 99.1

Contact:	Adam Friedman	Cindy Cheng
	Adam Friedman Associates	China Energy Recovery
	+1 212.918.2529 x18	+86-21-5556-0020 x503
	adam@adam-friedman.com	ir@haie.com

China Energy Recovery Secures $5 Million in New Loans

Funds to be Used for CER’s New Production Facility

SHANGHAI, Feb. 4, 2010 — China Energy Recovery Inc. (CGYV.OB) (“CER”), an international leader in the design, fabrication, installation and servicing of waste heat recovery systems, announced today that it entered into a series of agreements to secure $5 million (U.S.) in new debt financing, which will be applied to the continued development and construction of its new production facility in Shanghai.

Two investors provided an aggregate of $4 million under separate loans of $2 million, each of which matures in January 2013 and bears interest at an annual rate of 15.1%.

An additional $1 million was provided through Haide Engineering (Hong Kong) Ltd., a company that CER’s Chairman and CEO, Qinghuan Wu controls. This is an unsecured, interest-only loan bearing an annual interest rate of 9.5% and matures in January 2012.

With this transaction, CER has raised approximately $10 million in loans during the last six months toward the design and construction of its new production facility, which is scheduled to be completed this year.  This facility will provide CER with more efficient production, increase its overall production capacity and position the company to continue to extend its operations in building and installing cost efficient, high-performance waste heat recovery systems in China and other markets.

What is Waste Heat Energy Recovery?

Industrial facilities release significant amounts of excess heat into the atmosphere in the form of hot exhaust gases or high-pressure steam. Energy recovery is the process of recovering as much as two-thirds of that wasted energy and converting it into usable heat energy or electricity, dramatically lowering energy costs. Energy recovery systems are also capable of lowering heat pollution and capturing harmful pollutants that would otherwise be released into the environment. It is estimated that if energy currently wasted by all the U.S. industrial facilities could be recovered, it could produce power equivalent to 20% of U.S. electricity generation capacity without burning any additional fossil fuel, and could help many industries to meet stringent environmental regulations.

About China Energy Recovery, Inc.

CER is an international leader in designing, manufacturing and installing waste heat energy recovery systems which provide facilities with greater energy efficiency.  The company’s primary focus is on the Chinese market. CER's technology captures industrial waste energy to produce low-cost electrical power, enabling industrial manufacturers to reduce their energy costs, shrink their emissions footprint, and generate sellable emissions credits. CER has deployed its systems throughout China and in such international markets as Egypt, Korea, Vietnam and Malaysia. CER focuses on numerous industries in which a rapid payback on invested capital is achieved by its customers, including: chemical, paper manufacturing, refining (including methanol refining), etc. CER continues to invest in R&D and plans to build China's first state-of-the-art energy recovery system research and fabrication facility to allow it to meet the increased demand for its products and services. For more information on CER, please visit: http://www.chinaenergyrecovery.com/s/Home.asp. Information on CER's website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that CER believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors that CER believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of CER and may not materialize, including, without limitation, the efficacy and market acceptance of CER's products and services, CER's ability to execute on its business plan and strategies, CER’s financial condition and its ability to service its debt, CER’s ability to finance and complete its new production facility, and CER's ability to successfully complete orders and collect revenues therefrom. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, CER does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in CER's filings with the Securities and Exchange Commission, including CER's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2009.